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                                                                   EXHIBIT 10.21

                            [LETTERHEAD OF INVENTA]

July 14, 1997
Michael S. Makishima
949 Exmoor Way
Sunnyvale, CA 94087

Dear Michael:

It was a pleasure to meet with you and I am happy to offer you a position as Controller with Inventa.

In this position, you will be responsible for the accounting and financial aspects of the business, managing human resources, and managing information systems and facilities. You will be based at Inventa's Santa Clara office, and report to the President. Upon joining the company, you will be required to sign a Confidentiality and Proprietary Information Agreement as a condition of employment with Inventa.

Your base starting salary will be $90,000 per year, which will be reviewed based on your performance at least annually. In addition, you will also be eligible to receive an annual performance bonus that is based on company and individual performance -- for your grade level the target bonus percentage is 25% of annual salary.

You will also receive, under the terms of the company's Incentive Stock Option Plan, an option to acquire 30,000 shares of Inventa common stock at an exercise price per share equal to the market value as determined by the Board of Directors on the next option grant date -- this option will vest fully over four years of employment with the company. You may also, based on performance and/or added responsibilities, receive additional option grants over time.

You will further be entitled to the complete Inventa benefits package outlined on the attached sheets.

This offer of employment expires at 5:00 PM on July 15, 1997 and is contingent upon your availability to start work at Inventa on or prior to July 21, 1997.

Michael, we think we have something special here at Inventa and plan to build it into something great. Doing so will require a lot of hard work. I look forward to having you as part of our team in meeting this challenge.

Sincerely,

/s/ Ashok Santhanam
Ashok Santhanam
Inventa Corporation

I accept the terms of employment as offered in the letter above. I understand and agree that my employment with Inventa is at will, and that either the company or I can terminate my employment at any time.

                              /s/Michael S. Makishima  Date:   7/14/97
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                              Michael S. Makishima